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EXHIBIT 4.1


                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement") is made and entered into as of the 26th day of August 2003, as first restated and amended this 19th day of November 2003, by and between MicroSignal Corp., a Nevada corporation, with offices located at 345 Southpointe Blvd., Suite 110, Canonsburg, PA 15317 (the "Company"), and William J. Ritger, Robert S. Darbee, Michael G. Sakraida, James
E. McDowell, and Michael A. Mulshine (collectively referred to as the "Consultant"). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.       SERVICES AND COMPENSATION

         (a) Consultant agrees to perform for the Company the services as described in Exhibit A incorporated herein by reference and such other services as may be requested by the Company from time to time (the "Services"). The parties may delete, add or substitute Services, extend the term of this Agreement or alter the terms of compensation by amending Exhibit A provided that such amendment shall be signed by an authorized representative of both parties and shall indicate whether it is to replace or alter the then existing Exhibit A.

         (b) The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services. Such compensation shall be payable on the schedule set forth in Exhibit A.

         (c) The obligations of the Company related to performance of the Services are also set forth in Exhibit A.

         (d) Consultant is authorized to perform the Services under this Agreement only upon the request or at the direction of the President of the Company.

2.       CONFIDENTIALITY

         (a) "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

         (b) Consultant shall not, during or subsequent to the term of this Agreement, use the Company's Confidential Information for any purpose whatsoever other than the performance on behalf of the Company of the Services or disclose the Company's Confidential Information to any third party, and it is understood that such Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company's favor substantially similar to Sections 2, 3 and 5 of this Agreement. Confidential Information does not include information which
(i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or
(iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

         (c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and that Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant shall indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney's fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the work product of Consultant or any third party under this Agreement.

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         (d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

         (e) Upon the termination of this Agreement, or upon Company's earlier request, Consultant shall deliver to the Company all of the Company's property and Confidential Information in tangible form that Consultant may have in Consultant's possession or control.

3.       OWNERSHIP

         (a) Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets, as well as all derivatives and modifications thereof and thereto (collectively, "Inventions"), conceived, made or discovered by Consultant, solely or in collaboration with others, which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, in performing the Services hereunder, as well as all intellectual property rights therein and thereto, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

         (b) Consultant agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

         (c) Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

         (d) Consultant agrees that if the Company is unable because of Consultant's unavailability, dissolution, incapacity, or for any other reason, to secure a signature by or on behalf of Consultant to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and on Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.       ORIGINALITY AND NONINFRINGEMENT

         Consultant represents and warrants that all materials and Services provided hereunder will be original with Consultant and that the use thereof by the Company or its customers, representatives, distributors or dealers will not infringe any patent, copyright, trade secret or other intellectual property right of any third party. Consultant agrees to indemnify and hold the Company harmless against any liability, loss, cost, damage, claims, demands or expenses (including reasonable attorney's fees) of the Company or its customers, representatives, distributors or dealers arising out of any infringement or claim of infringement with respect to any materials or Services provided by Consultant.

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5.       RECORDS AND REPORTS

         Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant's progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto in a form reasonably requested by the Company. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant's Services hereunder.

6.       CONFLICTING OBLIGATIONS

         Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would adversely affect Consultant's performance hereunder, and Consultant agrees that Consultant shall not enter into any such conflicting Agreement during the term of this Agreement.

7.       TERM AND TERMINATION

         (a) This Agreement shall commence on the date first written above and shall continue until the completion, or termination as provided below.

         (b) The Company may terminate this Agreement upon giving thirty (30) days prior written notice thereof to Consultant. Any such notice of termination shall be addressed to Consultant at the address shown above and pursuant to the terms set forth in Section 13 of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

         (c) Upon such termination all rights and duties of the parties toward each other shall cease except:

                  (i) that the Company shall be obliged to pay, within thirty
         (30) days of the effective date of termination, all amounts owing to Consultant for unpaid Services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof;

                  (ii) Sections 2, 3, 4, 6, 7(c) and 8 through 14 shall survive termination of this Agreement.

8.       ASSIGNMENT

         Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant or Company without the express written consent of the other party. Any such attempted assignment shall be void.

9.       INDEPENDENT CONTRACTOR

         Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant's being determined not to be an independent contractor.

10.       ARBITRATION AND EQUITABLE RELIEF

         (a) Except as provided in Section 10(b) below, the Company and Consultant agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Las Vegas, NV, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators' decision in any court of competent jurisdiction.

         (b) Consultant agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2 or 3 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2 or 3, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision.

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11.      GOVERNING LAW

         This Agreement shall be governed by the laws of the State of Nevada, without reference to conflict of law principles.

12.      ENTIRE AGREEMENT

         This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the Services. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

13.      NOTICES

         Any notices required or permitted by this Agreement shall be in writing and shall be addressed to the other party at the address shown at the beginning of this Agreement or such other address of which such party may notify the other and shall be deemed given upon delivery if delivered personally or by facsimile, or forty-eight (48) hours after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"Company"                 "Consultant"             "Consultant"
MicroSignal Corp           William J. Ritger         Robert S. Darbee


By:                        By:                       By:
--------------------       --------------------      --------------------
Wayne B. Norris            William J. Ritger         Robert S. Darbee
Title:President and CEO


"Consultant"               "Consultant"              "Consultant"
Michael G. Sakraida        James E. McDowell         Michael A. Mulshine


By:                        By:                       By:
--------------------       --------------------      --------------------
Michael G. Sakraida        James E. McDowell         Michael A. Mulshine






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                                    EXHIBIT A

                 SERVICES, COMPENSATION AND RELATED OBLIGATIONS


1. Services.

         Comprehensive industry and company specific research report.


2. Compensation.

         800,000 S-8 shares to William J. Ritger

         266,667 S-8 shares to Robert S. Darbee

         200,000 S-8 shares to Michael G. Sakraida

         200,000 S-8 shares to James E. McDowell

         533,333 S-8 shares to Michael A. Mulshine



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